Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of GrafTech International Ltd. (formerly UCAR International Inc.) and subsidiaries on Form S-3 of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002), appearing in the Annual Report on Form 10-K of GrafTech International Ltd. and subsidiaries for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
May 6, 2004